January 29, 1999

                                    EXHIBIT 5

                               SCI SYSTEMS , INC.
                            2101 West Clinton Avenue.
                                  P.O. Box 1000
                            Huntsville, Alabama 35807
                                 (256) 882-4800


  SCI Systems, Inc.
  2101 West Clinton Avenue
  Huntsville, Alabama 35805

    Re:  Registration Statement on Form S-8

  Ladies and Gentlemen:

     I have served as counsel for SCI Systems, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the "Registration Statement") of an aggregate of 200,000 shares (the "Shares") of Common Stock, par value $.10 per share, of the Company (includes the associated deferred compensation plan obligations (the "Obligations") which are unsecured obligations of the Company to pay benefits in the future in accordance with the terms of the Plan (as herein defined)) to be issued pursuant to the SCI Systems, Inc. Board of Directors Deferred Compensation Plan (the "Plan").

     I have examined and am familiar with originals or copies (certified, photostatic or otherwise identified to my satisfaction) of such documents, corporate records and other instruments relating to the incorporation of the Company and the authorization of the Shares and the validity of the Obligations to be issued pursuant to the Plan as I have deemed necessary and advisable.

     In all such examinations, I have assumed the genuineness of all signatures on all originals and copies of documents I have examined, the authenticity of all documents submitted to me as originals and the conformity to original documents of all certified, conformed or photostatic copies. As to questions of fact material and relevant to my opinion, I have relied upon certificates or representations of Company officials and of appropriate state, local and federal officials.

     I express no opinion as to matters under or involving laws other than the corporate law of the State of Delaware.

     Based upon and subject to the foregoing and having regard for such legal considerations as I have deemed relevant, it is my opinion that (i) the Shares have been duly authorized and that upon the issuance and delivery of the Shares as provided in the Plan and as contemplated by the Registration Statement, such Shares will be validly issued, fully paid and non-assessable, and (ii) the Obligations, when issued by the Company in the manner provided for in the Plan, will be validly issued and will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan, subject, as to enforcement, (i) to bankruptcy, insolvency, reorganization, moratorium, and other laws of general applicability relating to or affecting creditors' rights, and (ii) to general payables of equity, whether such enforcement is considered in a proceeding in equity or law.

     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                               Very truly yours,


                                               /s/ Michael M. Sullivan
                                               Michael M. Sullivan
                                               Secretary and General Counsel